Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-215842 on Form S-8 of our report dated March 30, 2017, relating to the balance sheet of Invitation Homes Inc. appearing in this Annual Report on Form 10-K of Invitation Homes Inc. for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 30, 2017